Exhibit 99.1

Nuvation Bio Reports Third Quarter 2024 Financial Results and Provides Business Update

Submitted New Drug Application (NDA) for taletrectinib to the U.S. Food and Drug Administration (FDA) in October for the treatment of patients with advanced ROS1-positive (ROS1+) non-small cell lung cancer (NSCLC), positioning Company to commercialize taletrectinib, if approved, as early as mid-2025

Presented positive pooled data from the pivotal Phase 2 TRUST-I and TRUST-II studies of taletrectinib in patients with advanced ROS1+ NSCLC at the 2024 European Society of Medical Oncology (ESMO) Congress

Appointed industry veteran Philippe Sauvage as the company’s Chief Financial Officer (CFO) in October

Strong balance sheet with cash, cash equivalents, and marketable securities of $549.1 million as of September 30, 2024

New York, November 6, 2024 – Nuvation Bio Inc. (NYSE: NUVB), a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology, today reported financial results for the third quarter ended September 30, 2024, and provided a business update.

David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio, reflected on the quarter and stated: “In the third quarter, we continued to execute on our goal of bringing taletrectinib to people living with ROS1-positive NSCLC as quickly as possible, which has been our focus since we closed the acquisition of AnHeart Therapeutics earlier this year. In October, we completed the rolling submission of our NDA for line agnostic full approval of taletrectinib in advanced ROS1-positive NSCLC, which was supported by the pooled data from the pivotal Phase 2 TRUST-I and TRUST-II studies that we presented at ESMO. We believe that these data – a confirmed objective response rate of 89% and median duration of response approaching four years in the TKI-naïve setting – are the strongest data seen to date in the ROS1 space and increase taletrectinib’s potential to become a best-in-class treatment option. Additionally, we are excited about the momentum of our overall pipeline, including safusidenib, our mutant IDH1 inhibitor for both low- and high-grade diffuse IDH1-mutant glioma, where we plan to make meaningful clinical progress next year, and NUV-1511, our first drug-drug conjugate, which we continue to dose escalate in the clinic.”

Recent Pipeline Updates:

Taletrectinib, ROS1 inhibitor: Advanced ROS1+ NSCLC

•

Completed submission of an NDA for taletrectinib to the U.S. FDA for the treatment of advanced ROS1+ NSCLC (line agnostic) in October, in alignment with feedback from the U.S. FDA as part of a pre-NDA meeting.

•

Company expects the U.S. FDA to accept its NDA submission for full approval as early as year-end 2024, which, if approved, will allow Nuvation Bio to launch taletrectinib in the U.S. as early as mid-2025.

•

Taletrectinib is the only ROS1 tyrosine kinase inhibitor (TKI) currently in development that has received Breakthrough Therapy Designation from the U.S. FDA for the treatment of patients with locally advanced or metastatic ROS1+ NSCLC who either have or have not previously been treated with ROS1 TKIs (line agnostic).

•	Pooled data from the pivotal Phase 2 TRUST-I and TRUST-II studies were presented at the 2024 ESMO Congress in September. The pooled analysis supported the Company’s NDA submission for taletrectinib.

•	Key highlights from the pooled analysis include:

•	Confirmed objective responses in 89% of taletrectinib-treated patients with advanced ROS1+ NSCLC who were tyrosine kinase inhibitor (TKI)-naïve and 56% of those who were TKI-pretreated in the study.

•

Taletrectinib demonstrated durable responses and prolonged disease control with long-term follow up; median duration of response (DOR) and median progression-free survival (PFS) in TKI-naïve patients were 44 months and 46 months, respectively.

•	Taletrectinib’s safety and tolerability profile appeared favorable, including a low treatment discontinuation rate of 7%.

•	Data from the global, pivotal Phase 2 TRUST-II study were presented at the 2024 World Conference on Lung Cancer in September as part of the press program.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•	Safusidenib is a potentially best-in-class, novel, oral, brain penetrant inhibitor of mutant IDH1.

•	Phase 2 study of safusidenib in patients with diffuse IDH1-mutant glioma remains ongoing.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	NUV-1511, the Company’s first clinical-stage DDC, fuses a targeting agent to a widely used chemotherapy agent.

•	Phase 1/2 dose escalation study of NUV-1511 in patients with various advanced solid tumors remains ongoing.

NUV-868, BD2-selective BET inhibitor: Advanced solid tumors

•

As previously announced, the Company is evaluating next steps for the NUV-868 program, including further development in combination with approved products for indications in which BD2-selective BET inhibitors may improve outcomes for patients.

Corporate Updates:

•

Appointed Philippe Sauvage as Chief Financial Officer in October. Mr. Sauvage brings over 20 years of global leadership experience in finance, operations, and commercialization within healthcare and biopharmaceutical organizations.

•

Appointed David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio, as Chairman of the Board of Directors. Additionally, the Company appointed Robert Bazemore as lead independent director.

Third Quarter 2024 Financial Results

As of September 30, 2024, Nuvation Bio had cash, cash equivalents and marketable securities of $549.1 million.

For the three months ended September 30, 2024, research and development expenses were $27.7 million, compared to $18.5 million for the three months ended September 30, 2023. The increase was primarily due to a $6.7 million increase in personnel-related costs driven by the acquisition of AnHeart, stock-based compensation and other benefits, $2.4 million increase in third-party costs related to research services and drug manufacturing as a result of clinical trial expense for taletrectinib and $0.1 million increase in amortization of assembled workforce.

For the three months ended September 30, 2024, general and administrative expenses were $19.6 million, compared to $7.8 million for the three months ended September 30, 2023. The increase was due to a $5.3 million increase in personnel-related costs as a result of the acquisition of AnHeart, $4.2 million increase in sales and marketing expense, $1.8 million increase in professional fees, $0.7 million increase in legal fees, and $0.4 million increase in occupancy expense offset by $0.4 million increase in foreign currency impact and $0.2 million decrease in insurance expense.

For the three months ended September 30, 2024, Nuvation Bio reported a net loss of $41.2 million, or $(0.15) per share. This compares to a net loss of $19.6 million, or $(0.09) per share, for the comparable period in 2023.

About Taletrectinib

Taletrectinib is an oral, potent, central nervous system-active, selective, next-generation ROS1 inhibitor specifically designed for the treatment of patients with advanced ROS1+ NSCLC. Taletrectinib is being evaluated for the treatment of patients with advanced ROS1+ NSCLC in two Phase 2 single-arm pivotal studies: TRUST-I (NCT04395677) in China, and TRUST-II (NCT04919811), a global study.

Taletrectinib has been granted Orphan Drug Designation by the U.S. FDA for the treatment of patients with ROS1+ NSCLC and other NSCLC indications, and Breakthrough Therapy Designations by both the U.S. FDA and China’s National Medical Products Administration (NMPA) for the treatment of patients with locally advanced or metastatic ROS1+ NSCLC. Based on pooled results of the TRUST-I and TRUST-II clinical studies, Nuvation Bio submitted an NDA for taletrectinib to the U.S. FDA for the treatment of patients with advanced ROS1+ NSCLC (line agnostic, full approval). Based on results of the TRUST-I clinical study, China’s NMPA has accepted and granted Priority Review Designations to New Drug Applications for taletrectinib for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC who either have or have not previously been treated with ROS1 TKIs.

About Nuvation Bio

Nuvation Bio is a late clinical-stage, global biopharmaceutical company tackling some of the greatest unmet needs in oncology by developing differentiated and novel product candidates. Nuvation Bio’s portfolio of development candidates includes taletrectinib (ROS1), safusidenib (mIDH1), NUV-1511 (DDC), and NUV-868 (BET). Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, please visit www.nuvationbio.com and follow us on LinkedIn.

Forward Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, our expectations regarding FDA acceptance, the length of the review period, and full approval of a U.S. NDA for taletrectinib, the timing of FDA approval and commercial launch, our expectations of establishing a commercial organization, taletrectinib’s best-in-class therapeutic potential in advanced ROS1+ NSCLC, the potential therapeutic benefit of Nuvation Bio’s product candidates, the advancement of our clinical programs, and the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on November 6, 2024 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Nuvation Bio Investor Contact:

ir@nuvationbio.com

Nuvation Bio Media Contact:

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

Unaudited

(In thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$30,036	$42,649
Accounts receivable, net of allowance for credit loss of $nil	112	—
Prepaid expenses and other current assets	11,598	1,519
Marketable securities	519,099	568,564
Interest receivable on marketable securities	4,140	3,702

Total current assets	564,985	616,434
Property and equipment, net of accumulated depreciation of $839 and $666, respectively	719	717
Intangible assets, net of accumulated amortization of $291	2,779	—
Operating lease right-of-use assets	2,472	3,605
Lease security deposit	144	141
Other non-current assets	480	587

Total assets	$571,579	$621,484

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,380	$2,209
Current operating lease liabilities	1,781	1,972
Contract liabilities, current portion	12,942	—
Short-term borrowings	8,426	—
Accrued expenses	23,506	9,793

Total current liabilities	59,035	13,974
Warrant liability	908	353
Contract liabilities, net of current portion	7,937	—
Non-current operating lease liabilities	985	2,035

Total liabilities	68,865	16,362

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of September 30, 2024 and December 31, 2023, 336,248,642 (Class A 335,248,642, Class B 1,000,000) and 219,046,219 (Class A 218,046,219, Class B 1,000,000) shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	1,362,631	947,745
Accumulated deficit	(861,298)	(342,804)
Accumulated other comprehensive income	1,381	181

Total stockholders’ equity	502,714	605,122

Total liabilities and stockholders’ equity	$571,579	$621,484

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$727	$—	$2,162	$—
Cost of revenue	1,515	—	2,862	—

Gross deficit	(788)	—	(700)	—
Operating expenses:
Research and development	27,731	18,561	69,820	55,938
Acquired in-process research and development	—	—	425,070	—
General and administrative	19,582	7,778	43,095	23,053

Total operating expenses	47,313	26,339	537,985	78,991

Loss from operations	(48,101)	(26,339)	(538,685)	(78,991)

Other income (expense):
Interest income	6,726	6,523	21,000	17,588
Interest expense	(120)	—	(252)	—
Investment advisory fees	(237)	(228)	(749)	(689)
Change in fair value of warrant liability	533	383	209	260
Realized (loss) gain on marketable securities	(11)	12	(17)	(183)

Total other income (expense), net	6,891	6,690	20,191	16,976

Loss before income taxes	(41,210)	(19,649)	(518,494)	(62,015)
Provision for income taxes	—	—	—	—

Net loss	$(41,210)	$(19,649)	$(518,494)	$(62,015)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(0.15)	$(0.09)	$(2.11)	$(0.28)

Weighted average common shares outstanding, basic and diluted	273,565	218,935	245,885	218,842

Comprehensive loss:
Net loss	$(41,210)	$(19,649)	$(518,494)	$(62,015)
Other comprehensive loss, net of taxes:
Currency translation adjustment	(742)	—	(594)	—
Unrealized gain on available-for-sale securities	3,389	1,097	1,794	2,228

Comprehensive loss	$(38,563)	$(18,552)	$(517,294)	$(59,787)